Welcome to Warby Parker!

SENT VIA EMAIL
January 30, 2026
Adrian Mitchell
Dear Adrian,
It's been wonderful getting to know you throughout the interview process and giving you a look into the world of Warby Parker. As we continue to execute on our mission to provide vision for all, we believe you would make an excellent addition to Team Warby and are thrilled to offer you employment with Warby Parker Inc. (the “Company”). More information about the role is below:
You will start in a full-time position as Senior Vice President, Chief Financial Officer. You will be based in the New York, NY office reporting to Dave Gilboa.

You will be paid at the rate of $530,000 per year, payable on Warby Parker’s regular payroll dates. You may be eligible to participate in a number of Company-sponsored benefits. We’ll walk through these benefits in greater detail during your first day of employment.
Exempt Status
As an exempt employee, you will be expected to work the hours necessary to complete the tasks at hand, and will not be eligible for overtime pay.
Bonus
You will be eligible for an incentive bonus for each Company fiscal year that the Company employs you. The bonus (if any) will be awarded based on objective and subjective criteria determined by the Compensation Committee of the Company’s Board of Directors, in their sole discretion. Your discretionary target bonus will be equal to 65% of your annual base salary (e.g. $344,500 for an annual base salary of $530,000). Any bonus award will be made in the form of fully vested restricted share units (“RSUs”) of the Company (with the value of the bonus awarded converted into RSUs based on Company policy in effect on the date the grant is made), will be prorated for the actual time worked in a fiscal year and will be awarded within 2 ½ months after the close of that fiscal year. Notwithstanding the foregoing, you are only entitled to receive a bonus award (or any portion of a bonus award) for a particular fiscal year if you remain employed by the Company at the time bonuses are awarded for such fiscal year.

Equity
Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted two equity awards as follows:
An equity award with an annualized value of $2,700,000, prorated based on the number of days remaining in the calendar year after your start date and comprised of 50% RSUs and 50% performance stock units (“PSUs”).
The specific number of RSUs will be determined by dividing 50% of the prorated dollar value of your equity grant by the fair market value of a share of the Company’s Class A Common Stock, as determined in accordance with Company policy on the date of grant. Each RSU will entitle you to receive 1 share of the Company’s Class A Common Stock after the RSU vests. Your RSU award will vest as to 1/4th of the total number of RSUs underlying your award when you complete 12 months of continuous service with the Company and as to 1/48th of the total number of RSUs underlying the award on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date.
The specific number of PSUs will be determined by dividing 50% of the prorated dollar value of your equity grant by the fair market value of a share of the Company’s Class A Common Stock, as determined in accordance with Company policy on the date of grant. Each PSU will entitle you to receive up to 2 shares of the Company’s Class A Common Stock after the PSU vests, with the exact number of shares to be issued in respect of each PSU determined based on the compound total stockholder return of the Company’s Class A Common Stock over the period beginning January 1, 2026 and ending December 31, 2028 (the “Performance Period”) relative to the compound total stockholder return of the companies that comprise the Russell Growth 2000 Index (“rTSR”). The PSUs will vest in a single installment upon certification of achievement following the end of the Performance Period, subject to your continued employment with the Company through the date of such certification, and the number of shares to be issued to you per PSU will be determined based upon rTSR achievement over the Performance Period.
In addition, you will receive a one-time, new hire sign-on RSU award with a grant date value of $1,000,000. The specific number of RSUs will be determined by dividing $1,000,000 by the fair market value of a share of the Company’s Class A Common Stock, as determined in accordance with Company policy on the date of grant. Each RSU will entitle you to receive 1 share of the Company’s Class A Common Stock after the RSU vests. Your RSU award will vest as to 1/4th of the total number of RSUs underlying your award when you complete 12 months of continuous service with the Company and as to 1/48th of the total number of RSUs underlying the award on each monthly anniversary thereafter.

Following your first year of employment, you shall also be eligible to receive annual equity awards, in such amounts, types and terms as determined in the sole discretion of the Board of Directors or its Compensation Committee, in each case based on your performance.
Your RSUs and PSUs will otherwise be subject to the terms and conditions of the Company’s 2021 Incentive Award Plan and an RSU agreement and PSU agreement to be entered into between you and the Company.
Travel Allowance
The Company will provide you with an annual allowance of $75,000 for business travel.

Other Terms
You will be required, as a condition of your employment with the Company, to sign the Company's Confidentiality and Inventions Agreement ("CAIA"), Acceptable Use Policy, and Arbitration Agreement, each of which will be made available for your review and signature in our onboarding platform, Oracle. The Company's CAIA is an agreement between you and the Company that sets forth how you should handle the Company's confidential information and intellectual property. The Acceptable Use Policy is a set of rules applied by the Company which restricts the ways in which its network, website, or systems may be used and sets guidelines as to their proper use by employees. In addition to these agreements, you will be expected to follow the Company's policies and will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are set forth in the Company's Employee Handbook, as well as the Company’s Insider Trading Compliance Policy.
Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by a Chief Executive Officer of the Company. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes. This letter, along with the CAIA, Acceptable Use Policy, and Arbitration Agreement, is the full and complete agreement between you and the Company regarding the terms of your employment. This letter supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter. Your employment with the Company is contingent upon a satisfactory background check and confirmation by the Company that you are not on the Office of Inspector General's list of individuals excluded from federally-funded healthcare programs. In addition, and as required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. If mandated by local law, you may be required to complete an anti-harassment training within 6 months of your start date. In addition, because of your position, you will be required to complete an Officer Questionnaire, which will be provided separately.

If you have any questions regarding this offer, please let us know. We're here to talk through anything and everything! And most importantly: Congratulations-we can't wait to work with you.

For Warby Parker Inc:
/s/ Chelsea Kaden
_____________________________
Chelsea Kaden, Chief People Officer

1/31/2026
_____________________________
Date

I have read, understand, and accept this employment offer:

/s/ Adrian Mitchell
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Signature of Adrian Mitchell

1/31/2026
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Date